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                                                                   April 5, 2000



PERSONAL & CONFIDENTIAL
-----------------------


Mr. John A. Pratt Jr.
Hudson Valley Bank
21 Scarsdale Road
Yonkers, New York 10707

Dear John:

I am writing this letter to confirm our understanding that you will continue to act as a Consultant to the Bank through December 31, 2000, primarily in its business Retention and Business Development programs.

     The plan is for you to make between 30 and 40 calls a month, which you will schedule at your convenience. These calls generally will fall into two categories: (1) present VIP customers, and (2) present Major Accounts who we believe may become VIP's or who are fairly high income producers in the Major category. Follow-up on the Business Development Lists will be re-assigned to others.

     We are hopeful that you can make many of these calls alone, but if you believe others should accompany you, this will b e your call. You should prepare a monthly report, which will be directed, to me.

     You will be operating through me as the Chairman of the Board and I hope to be providing you with updated lists each quarter. The concentration this year should again be on the VIP's and the very high Majors.
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Mr. John A. Pratt Jr.                  -2-                         April 5, 2000



     You will be paid a consulting fee of Fifty Thousand Dollars ($50,000) for the year 2000, payable monthly at the beginning of the month at the rate of
$4,166.66.   A make-up for the first 4 months of this year will be issued sometime this month.

     If this is your understanding, please sign the enclosed copy of this letter where indicated and return to me.

                                        Regards,



                                        William E. Griffin
                                        Chairman of the Board


AGREED & ACCEPTED:


_______________________________
John A. Pratt Jr.


Dated:____________________ 2000


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